September 14, 2007

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street NW
Washington, DC  20549

Dear Sirs and Madams:

We have read Item 4.01 of the Current Report on Form 8-K/A, dated September 14, 2007 of Ethos Environmental, Inc. and we agree with the statements made with respect to information provided regarding Peterson Sullivan PLLC.

Regards,

/S/ PETERSON SULLIVAN PLLC

Seattle, Washington

jms

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